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                                                                   EXHIBIT 12

                            HEWLETT-PACKARD COMPANY
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                          (In millions, except ratios)


                                                               Year Ended October 31,
                                                    ----------------------------------------------
                                                     1997      1996      1995      1994      1993
                                                     ----      ----      ----      ----      ----
Pre-tax income from continuing operations .......   $4,455    $3,694    $3,632    $2,423    $1,783

Minority interest in the income of subsidiaries
 with fixed charges .............................       39        38        29        17        11

Undistributed (earnings) or loss of equity
 investees ......................................       (6)      (62)      (47)        4         6

Fixed charges:
   Interest expense and amortization of debt
    discount and premium on all indebtedness ....      215       327       206       155       121
   Interest included in rent ....................      139       126       111       104       102
                                                     -----     -----     -----     -----     -----
          Total fixed charges ...................      354       453       317       259       223

Earnings before income taxes, minority interest,
 undistributed earnings or loss of equity
 investees and fixed charges ....................   $4,842    $4,123    $3,931    $2,703    $2,023
                                                    ======    ======    ======    ======    ======

Ratio of earnings to fixed charges ..............     13.7       9.1      12.4      10.4       9.1
                                                    ======    ======    ======    ======    ======

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(1) The ratio of earnings to fixed charges was computed by dividing earnings
    (income from continuing operations before income taxes, adjusted for fixed charges, minority interest in the income of subsidiaries with fixed charges and equity in earnings or loss of equity investees) by fixed charges for the periods indicated. Fixed charges include (i) interest expense and amortization of debt discount or premium on all indebtedness, and (ii) a reasonable approximation of the interest factor deemed to be included in rental expense.